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                                                                      Exhibit 11


                                   Axion, Inc.
                   Computation of Net Income (Loss) Per Share

               (In thousands, except net income (loss) per share)

                                                                            Three Months Ended
                                                 Years ended December 31,         March 31,
                                              ------------------------------------------------
                                                1993       1994      1995      1995      1996
                                              ------------------------------------------------
Net income (loss)                             $(3,966)   $ 1,428   $ 7,887   $ 1,200   $ 1,741
                                              ------------------------------------------------
Shares
  Common shares                                 1,573      1,562     1,589     1,574     1,604
  Dilutive common equivalent shares
   Preferred shares                              --        6,156     6,738     6,736     6,741
   Stock options(1)                              --          472       480       486       471
                                              ------------------------------------------------
Total                                           1,573      8,190     8,807     8,796     8,816
                                              ------------------------------------------------
Net income (loss) per share                   $ (2.52)   $  0.17   $  0.90   $  0.14   $  0.20
                                              ================================================

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(1) Based on the treasury stock method using average fair value in each period.

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